Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
SUBLEASE
THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of March 26, 2019, and is made by and between Micron Technology, Inc., a Delaware corporation (“Sublessor”), and Zscaler, Inc., a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:
1.Recitals: This Sublease is made with reference to the fact that MT Silicon Valley One LLC, a Delaware limited liability company (“Master Lessor”), as landlord, successor-in-interest to 110 Holger Owner LLC, a Delaware limited liability company, 120 Holger Owner LLC, a Delaware limited liability company, and 130 Holger Owner LLC, a Delaware limited liability company, and Sublessor, as tenant, entered into that certain Office Lease Agreement, dated as of May 18, 2018 (the “Master Lease”), with respect to premises consisting of approximately 603,666 square feet of space, located at 110 Holger Way, San Jose, California (the “110 Premises”), 120 Holger Way, San Jose, California (the “120 Premises”) and 130 Holger Way, San Jose, California (the “130 Premises” and together with 110 Premises and 120 Premises, collectively, the “Premises”, or, alternatively, the “Buildings”). A redacted copy of the Master Lease is attached hereto as Exhibit A.
2. Premises:
A. Subleased Premises. Subject to the terms and conditions of this Sublease Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, a portion of the 120 Premises consisting of approximately 68,962 square feet of space constituting the entirety of the fifth and seventh floors (the “Phase I Premises”), approximately 34,481 square feet of space located on the sixth floor (the “Phase II Premises”), approximately 34,481 square feet of space located on the fourth floor (the “Phase III Premises”), approximately 34,481 square feet of space located on the third floor (the “Phase IV Premises”, and, together with the Phase I Premises, the Phase II Premises and the Phase III Premises, the “Subleased Premises”, and with each such phase sometimes being referred to individually as a “Phase” of the Subleased Premises). The total rentable square footage of the Subleased Premises, following the occurrence of the Commencement Date as to all Phases of the Subleased Premises, will be 172,405 rentable square feet. The Subleased Premises and each Phase thereof are more particularly described on Exhibit B attached hereto.
B. Common Area. In connection with its use of the Subleased Premises, Sublessee shall have the non-exclusive right to use, together with the other occupants of the 120 Premises and the other Buildings, the lobbies, stairways, elevators and other common areas from time to time designated by Sublessor for the common use of the occupants of the 120 Premises (including the fitness center, game room, training center and cafe located on the first floor of the 120 Premises) (the “120 Common Areas”). In addition, in connection with its use of the Subleased Premises, Sublessee shall also have the non-exclusive right to use, together with the other occupants of the 120 Premises and the other Buildings, exterior walkways, driveways, parking areas and other exterior areas used in common by the occupants of the 120 Premises and occupants of the other Buildings, including the Exterior Amenities, as defined below (the “Project Common Areas”, together with the 120 Common Areas, the “Common Areas”). Sublessee’s use of such 120 Common Areas and Project Common

Areas shall be subject to such reasonable rules and regulations as Sublessor may establish from time to time and all applicable rules, regulations, covenants, conditions and restrictions of any Association or the Master Lessor or otherwise arising under the Master Lease or applicable to the Buildings. Notwithstanding the foregoing, any use of the training center in the 120 Building and the Exterior Amenities (defined below) shall be subject to availability (with Sublessor and its employees having priority rights to use such facilities), Sublessor’s policies and procedures governing the use of such facilities, and Sublessor’s charges for any out-of-pocket costs associated with Sublessee’s use of such facilities (such as set-up and cleaning charges). Notwithstanding the foregoing, Sublessee shall not be entitled to use the outside pavilion space, sports courts and similar exterior amenities (collectively, the “Exterior Amenities”) for any exclusive use (such as planned events, company meetings and similar company events or occasions) without Sublessor’s prior written approval, which approval may be withheld in Sublessor’s sole discretion and may be conditioned upon, without limitation compliance with such policies, procedures, insurance requirements, documentation requirements, scheduling protocols and fees as Sublessor shall determine.
3. Term:
A. The term (the “Term”) of this Sublease with respect to the Phase I Premises shall be for the period commencing on October 1, 2019, (the “Commencement Date”). Subject to Paragraph 27 below, the “Commencement Date” of the Term of this Sublease for the remainder of the Subleased Premises shall occur as follows:
(1) The Term of the Sublease as to the Phase II Premises shall commence on the later of (a) October 1, 2020 (the “Scheduled Phase II Commencement Date”) or (b) sixty (60) days after Sublessor delivers early access to the Phase II Premises in accordance with Paragraph 3.C(3) below;
(2) The Term of the Sublease as to the Phase III Premises shall commence on the later of (a) October 1, 2022 (the “Scheduled Phase III Commencement Date”) or (b) sixty (60) days after Sublessor delivers early access to the Phase III Premises in accordance with Paragraph 3.C(3) below; and
(3) The Term of the Sublease as to the Phase IV Premises shall commence on the later of (a) October 1, 2025 or (b) sixty (60) days after Sublessor delivers early access to the Phase IV Premises in accordance with Paragraph 3.C(3)below.
Notwithstanding the foregoing, if Sublessee occupies any portion of any Phase of the Subleased Premises for the conduct of business prior to the applicable Commencement Date set forth above, then the Term of the Sublease shall be deemed to commence as to such Phase of the Subleased Premises as of the date that Sublessee occupies any portion of such Phase of the Subleased Premises for the conduct of business.
B. The Term of the Sublease shall end on September 30, 2026 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms.
C.  Provided that the Early Access Conditions are satisfied, Sublessor shall permit Sublessee to access portions of the Sublease Premises prior to the applicable Commencement Date as set forth in this Paragraph 3.C. All such early access shall be for the limited purpose of constructing improvements, installing furniture, fixtures and equipment and preparing the Subleased Premises for occupancy and not for the purpose of conducting business therein. Sublessee shall identify in writing from time to time the areas of the Subleased Premises to be accessed by Sublessee for the construction of improvements. Such early access (i) shall be subject to all of the provisions of this Sublease, except for the obligation to pay Base Rent and Expenses (as such terms are defined below) with respect to such portion of the Subleased Premises being occupied pursuant this Section; and (ii) shall not advance the Expiration Date of this Sublease. As used in this Paragraph 3.C, the term “Early Access Conditions” means: (i) Master Lessor’s consent to this Sublease has been received, (ii) Sublessee has delivered to Sublessor the Letter of Credit and first month’s Base Rent as required under Paragraph 4 below, (iii) Sublessee has delivered to Sublessor evidence of all insurance required to be carried by Sublessee under this Sublease and (iv) with respect to subparagraphs (1) and (4) below), such early access does not interfere with or delay Sublessor’s performance of the Sublessor’s Work (as defined below) or any other use, occupancy or construction activities of Sublessor in the Project.
(1) Sublessor shall permit Sublessee to access the Phase I Premises and the Phase II Premises on a non-exclusive basis for the purposes described above upon the full execution of this Sublease and receipt of Master Lessor’s written consent to this Sublease (the “Initial Access Date”) until May 31, 2019.
(2) From and after June 1, 2019 until the Commencement Date, Sublessor shall permit Sublessee to access the Phase I Premises and the Phase II Premises on an exclusive basis for the purposes described above; provided, that Sublessor shall be permitted to access the Phase 1 Premises and the Phase II Premises during such period for the purposes of completing alterations required to directly meter electricity usage in the Subleased Premises. Sublessee shall access only those areas of the Phase I Premises and Phase II Premises as necessary for the construction of improvements. As of the date hereof, Sublessee intends to construct improvements in only approximately 6,000 square feet on the fifth floor, 2,000 square feet on the sixth floor and 2,800 square feet on the seventh floor. Sublessee shall identify in writing from time to time the areas of the Phase I and Phase II Premises to be accessed by Sublessee for the construction of improvements.
(3) Sublessor shall permit Sublessee to access each of the Phase II Premises, the Phase III Premises and the Phase IV Premises on an exclusive basis for sixty (60) days prior to the applicable Scheduled Commencement Date for such Phase.
(4) Sublessor shall permit Sublessee to access a portion of the fourth floor of the 120 Premises on a non-exclusive basis for a period of thirty (30) consecutive days commencing on a date selected by Sublessee by written notice to Sublessor that is from and after June 1, 2019 and before August 31, 2019 solely for the purpose of preparing the fifth (5th) floor substructure for the installation of the Server Room (as defined in the Work Letter attached as Exhibit D).
D. Except as provided in Paragraph 3.C above, Sublessee shall not have any right to access, use or occupy any Phase of the Subleased Premises prior to the applicable Commencement Date for such Phase. Sublessor shall have the right to license, sublease, use, occupy or otherwise transfer or dispose of any Phase of the Subleased Premises (other than the Phase I Premises or the Phase II Premises) prior to the applicable Commencement Date for such Phase, provided, however, that (i) any such license or sublease agreement shall be for a term expiring or terminable on a date no later than sixty (60) days prior to the Scheduled Commencement Date for such Phase, (ii) any occupancy by Sublessor shall terminate on a date no later than sixty (60) days prior to the Scheduled Commencement Date for such Phase, (iii) any license or sublease shall prohibit any such licensees or subtenants from allowing pets, other than qualified service animals, to occupy any portion of such premises.

4. Rent:
A. Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term the following amounts per month (“Base Rent”):

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Base Rent and Additional Rent, as defined in Paragraph 4.B below, shall be paid on or before the first (1st) day of each month. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on the number of days in such month. If an increase in Base Rent becomes effective on a date other than the first day of a calendar month, the Base Rent for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which the rate is in effect. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent shall be paid directly to Sublessor at 8000 S. Federal Way, Boise, ID 83707, Attention: Accounts Receivable, or such other address as may be designated in writing by Sublessor.
B. Additional Rent. In addition to the Base Rent for the Subleased Premises, Sublessee shall pay to Sublessor the amounts set forth below. As hereafter used in this Sublease, the term “Additional Rent” shall include all sums owing by Sublessee to Sublessor under the terms of this Sublease other than Base Rent; and the term “Rent” shall include all Base Rent and Additional Rent owing under the terms of this Sublease.
(1) Direct Expenses. Sublessee shall pay Sublessor the cost of (i) the cost of all electricity consumed in the Subleased Premises as determined pursuant to direct meters for each floor of the Subleased Premises, (ii) any use of any other utility or service in the Subleased Premises which is disproportionate in consumption amount from the average level generally consumed for typical office use, as reasonably determined by Sublessor, (iii) the cost of HVAC services provided outside of the normal business hours at Sublessee’s request, (iv) the cost of any special purpose or supplemental HVAC in the Subleased Premises (to the extent not already measured by the separate electric meters serving the Subleased Premises) and (v) any other costs for additional or special services requested by Sublessee. As used in this Sublease, “normal business hours” means Monday – Friday from 8am - 6pm, excluding holidays.
(2) Master Lease Expenses. Sublessee shall also pay to Sublessor its project pro rata share (“Project Pro Rata Share”) based on the ratio of the square footage of the Subleased Premises to the square footage of the Premises of all “CAM Expenses” and “Premises RE Taxes” (as defined in Article 4 of the Master Lease and subject to the exclusions thereunder) payable by Sublessor to Master Lessor (herein collectively the “Master Lease Expenses”). As of the date of this Sublease, Sublessee’s Project Pro Rata Share with respect to the Phase I Premises is [***]; provided, however, that such Project Pro Rata Share shall increase upon the occurrence of the Commencement Date as to each subsequent Phase of the Subleased Premises. Notwithstanding the foregoing, for purposes of this Sublease and as between Sublessor and Sublessee only, the amount of Premises RE Taxes included in Master Lease Expenses for purposes of calculating Sublessee’s Project Pro Rata Share of Master Lease Expenses shall not exceed [***] for the 2019 calendar year and shall not increase more than [***] per annum on a cumulative compounding basis over such amount. For examples, the amount of Premises RE Taxes included in Master Lease Expenses for the calendar year 2020 shall not exceed [***] of the Premises and the amount of Premises RE Taxes included in Master Lease Expenses for the calendar year 2021 shall not exceed [***] of the Premises.
Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(3) Premises Operating Expenses. In addition, Sublessee shall pay to Sublessor in the manner described in this Paragraph its “Premises Pro Rata Share” of the “Premises Operating Expenses,” as defined below. Sublessee’s “Premises Pro Rata Share” shall be based on the ratio of the square footage of the Subleased Premises to the square footage of the 120 Building. As of the date of this Sublease, Sublessee’s Premises Pro Rata Share with respect to the Phase I Premises is [***]; provided, however, that such Premises Pro Rata Share shall increase upon the occurrence of the Commencement Date as to each Phase of the Subleased Premises. For the purpose of this section, “Premises Operating Expenses” shall mean all expenses, costs and amounts reasonably allocated to the 120 Building which Sublessor pays or incurs in connection with the management, maintenance, security, repair, replacement, restoration or operation of the 120 Building, the Premises and the Common Areas, or any portion thereof, including without limitation, the cost incurred by Sublessor for: (a) utilities and maintenance of utility systems, including Generators and back¬up power systems,; (b) repairs, window cleaning, and relamping; (c) supplies, tools, equipment, and maintenance materials; (d) service and vendor contracts; (e) licenses, permits and inspections; (f) enforcement, interpreting, or defending the Master Lease or any governmental enactments; (g) transportation system management programs; (h) consulting, legal, and accounting fees; (i) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Premises and Common Areas (including, but not limited to, all fringe benefits, workers’ compensation, insurance premiums and payroll taxes); (j) operation, repair, maintenance and replacement of all systems, equipment, and components of the Premises and Common Areas; (k) alarm, security and other services; (l) insurance premiums, co-insurance payments and insurance deductibles; (m) all impositions, including all taxes imposed against Sublessee’s personal property, as well as any taxes, fees or assessments levied by any city, county, state or federal government or any improvement or other district or division thereof, on any gross income, gross receipts or excise tax levied by any of the foregoing authorities with respect to the Rent and/or other sums due under this Sublease; (n) janitorial services; and (o) a reasonable property management fee. Nothing in this section shall impose upon Sublessor any obligation to provide any service not otherwise required of Sublessor under the terms of this Sublease. Notwithstanding the foregoing, for purposes of determining Premises Operating Expenses under this Sublease, the amount of any management fee paid to any third party vendor hired by Sublessor to operate the fitness center for the Project shall not exceed [***] per annum and the amount of any management fee paid to any third-party vendor hired by Sublessor to operate the cafe in the 120 Premises for the Project shall not exceed [***] per annum, in each case excluding any actual charges for repairs, maintenance, replacements, additional equipment, consumables (including all food and beverage charges in the cafe) and other reimbursable expenses or costs under such vendor contracts). Any Premises Operating Expenses that are capital improvements that are (a) performed primarily to reduce current or future operating costs, (b) required to comply with any Applicable Laws that are enacted after the date of this Sublease or to comply with any CC&Rs, or (c) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Common Areas and/or the 120 Building at the same quality levels as prior to the repair or replacement, (i) shall be capitalized in accordance with United States generally accepted accounting principles, consistently applied (“U.S. GAAP”), (ii) shall be amortized over the useful life of the improvement (as reasonably determined by Sublessor in accordance with U.S. GAAP), and (iii) only the amortized portion shall be included in Premises Operating Expenses for the applicable year.

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Premises Operating Expenses shall exclude the following: (a) the cost of capital improvements or expenditures except as set forth in the preceding sentence; (b) any charge for depreciation of the Project or equipment and any interest or other financing charge; (c) debt service related to mortgages, deeds of trust or similar instruments encumbering the 120 Building or any other debt of Sublessor, prepayment penalties, refinancing costs or any other amounts payable in connection with such indebtedness; (d) expenses incurred in connection with the marketing, negotiation, execution or enforcement of subleases (excluding the enforcement of this Sublease), including, without limitation, brokerage commissions, attorneys’ fees, advertising or promotional expenses or rent concessions, or expenses incurred in the relocation or movement of any subtenant in the Project (other than Sublessee), or the preparation of any leased space or other tenant improvement work that Sublessor performs for any subtenant (other than Sublessee) or prospective subtenant of the Project; (e) items for which Sublessor is otherwise reimbursed, including, without limitation, by insurance or condemnation proceeds; (f) any management fee to the extent in excess of three percent (3%) of Base Rent; (g) expenses resulting from the violation of any Applicable Laws or CC&Rs by Sublessor or its employees, agents or contractors or other subtenants (excluding Sublessee) of the Project; (h) Sublessor’s income, franchise, capital stock, inheritance, estate, gift, sales, capital levy, excess profits, transfer, revenue or other taxes, assessments or charges imposed on or measured by gross income or Sublessor’s general corporate overhead (as opposed to rents, receipts or income attributable to operations at the Project), or leasehold taxes on other subtenants’ personal property; (i) to the extent of such excess, any expense paid to an affiliate of Sublessor that is in excess of the amount that would be paid in the absence of such relationship; (j) [intentionally deleted]; (k) [intentionally deleted]; (l) expenses in connection with services or other benefits provided on an ongoing basis to other Project subtenants that are not available to Sublessee; (m) costs incurred by Sublessor as a result of (i) the negligence or willful misconduct of Sublessor or its employees, agents or contractors, or (ii) the breach by Sublessor of the Master Lease (to the extent no due to the breach of this Sublease by Sublessee); (n) costs for which Sublessor is entitled to bill other subtenants directly (other than as a part of Premises Operating Expenses) under the provisions of such subtenants’ subleases, or the cost of any item or service for which Sublessee separately reimburses Sublessor or pays third parties; (o) rental under the Master Lease; (p) charitable or political contributions or professional dues; (q) costs for the acquisition, leasing, maintenance or insurance of paintings, sculptures or other objects of art located in the Project; (r) [intentionally deleted]; (s) [intentionally deleted]; (t) all costs associated with the operation of the business of the entity which constitutes “Sublessor” (other than its operation, maintenance, subleasing, management, or repair of the Project); (u) [intentionally deleted]; (v) reserves of any kind, including but not limited to replacement reserves, and all bad debt loss, rent loss, or reserves for bad debt or rent loss; (w) insurance costs for coverage not customarily paid by tenants of similar projects in the vicinity of the Premises and co- insurance payments; (x) [intentionally deleted]; and (y) Master Lease Expenses and Premises RE Taxes.
(4) Calculation of Expenses. If the Premises are not 100% occupied during any period, Sublessor may make an appropriate adjustment to the components of the Master Lease Expenses or Premises Operating Expenses (collectively, “Expenses”) for such year to determine the amount of Expenses that would have been incurred had the Premises been fully occupied.
(5) Estimation and Payment by Sublessee of Additional Rent. Sublessor may invoice Sublessee directly for the Additional Rent payable under this Paragraph 4.B and Sublessee will pay the amount so invoiced within thirty (30) days following delivery of the invoice to Sublessee. Alternatively for all of any portion of the Additional Rent owing by Sublessee to Sublessor under this Paragraph 4.B, Sublessor may estimate the amount payable under this Paragraph 4.B for any calendar year, and, upon receipt of Sublessor’s notice of such estimated amount, Sublessee shall pay to Sublessor in equal monthly installments on or before the first day of each calendar month, an amount equal to 1/12 of Sublessor’s annual estimate. Sublessor may adjust its estimate by delivery of written notice to the Sublessee and, upon receipt of such notice, the estimated monthly amounts thereafter payable by Sublessee shall be deemed modified as set forth in Sublessor’s notice. Sublessor shall use commercially reasonable efforts to give to Sublessee within one hundred twenty (120) days following the end of each calendar year and each calendar year thereafter during the Term, a statement of the actual Expenses incurred for each such calendar year, and any difference between such amounts and the estimated amounts paid by Sublessee for such calendar year. Any underpayment by Sublessee shall be paid by Sublessee to Sublessor within thirty (30) days after delivery of Sublessor’s statement and any overpayment shall be refunded by Sublessor to Sublessee concurrently with delivery of the statement. The failure of Sublessor to timely furnish any such estimate shall not prejudice Sublessor from enforcing its rights under this Paragraph 4.B. If the Term ends on other than December 31st, the Expenses for the last calendar year shall be prorated based on the actual number of days of the Term during the calendar year.
(6) Rent Abatement. Provided that no Event of Default exists and is continuing, with respect to the fifth floor of the Subleased Premises consisting of approximately 34,481 rentable square feet, Sublessee shall be entitled to an abatement of Base Rent and Expenses for the first fifteen (15) months of the Term.
C. Payment of First Month’s Rent. Upon execution hereof by Sublessee, Sublessee shall pay to Sublessor the sum of [***], which shall constitute Base Rent for the first month of the Term.
5. Security Deposit: Within ten (10) business days after this Sublease has been executed by Sublessor and Sublessee and Master Lessor’s written consent to this Sublease has been obtained pursuant to Paragraph 20 below, as security for the full and faithful performance by Sublessee of all of its obligations under this Sublease and for all losses and damages Sublessor may suffer as a result of any default by Sublessee under this Sublease, Sublessee shall deliver to Sublessor an irrevocable and unconditional letter of credit (the “Letter of Credit”) governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions), International Chamber of Commerce Publication No. 500, as revised from time to time, in an amount equal to [***], issued to Sublessor, as beneficiary, in form and substance reasonably satisfactory to Sublessor, by a bank reasonably approved by Sublessor qualified to transact banking business in California. Sublessee shall maintain the Letter of Credit for the entire Sublease Term. The Letter of Credit shall provide that it will be automatically renewed until sixty (60) days after the Expiration Date unless the issuer provides Sublessor with written notice of non-renewal at the notice address herein at least sixty (60) days prior to the expiration thereof. If, not later than thirty (30) days prior to the expiration of the Letter of Credit, Sublessee fails to furnish Sublessor with a replacement Letter of Credit pursuant to this section, Sublessor shall have the right to draw the full amount of the Letter of Credit, and shall have the right to hold and apply the proceeds of the Letter of Credit in accordance with this Paragraph. If Sublessee fails to pay Rent or other charges due hereunder or otherwise defaults with respect to any provision of this Sublease, then Sublessor may draw upon, use, apply or retain all or any portion of the proceeds of the Letter of Credit for the payment of any Rent or other charge in default, for the payment of any other sum which Sublessor has become obligated to pay by reason of Sublessee’s default, or to compensate Sublessor for any loss or damage which Sublessor has suffered thereby, including future rent damages under California Civil Code Section 1951.2, without prejudice to any other remedy provided herein or by law. Sublessee hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1951.7,
Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

that provides that Sublessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Sublessee, or to clean the Subleased Premises, it being agreed that Sublessor, in addition, may claim those sums reasonably necessary to compensate Sublessor for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Sublessee, including future rent damages following the termination of this Sublease. If Sublessor so uses or applies all or any portion of the Letter of Credit, then Sublessee, within ten (10) days after demand therefor, shall deliver to Sublessor a replacement Letter of Credit in the full amount of the original Letter of Credit set forth above. If the Sublease terminates prior to the scheduled expiration of the Term for any reason other than a default by Sublessee under the Sublease, Sublessor shall return to Tenant the Letter of Credit within ninety (90) days after such earlier termination of the Sublease and shall execute any documents reasonably required by the issuing bank for the cancellation thereof. Notwithstanding the foregoing but subject to the provisions of Paragraph 8.B below, so long as no Event of Default of Sublessee has occurred under this Sublease (and no event has occurred and is then continuing, that with notice or lapse of time or both would become a Sublessee Event of Default), Sublessee shall have the right to reduce the Letter of Credit by the amount of [***] on each of the 30th, 48th and 60th months of the Term. Any reduction in the Letter of Credit shall be accomplished by Sublessee’s delivery to Sublessor of a substitute Letter of Credit in the reduced amount or an amendment to the existing Letter of Credit reflecting the reduced amount. Sublessor agrees that it shall provide its consent to any such amendment provided that Sublessor shall have first received a request for such consent from the issuing bank and all conditions to such reduction set forth above have been satisfied.
6. Holdover: In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date or any earlier termination of this Sublease in accordance with the terms of this Sublease, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee’s delay in surrendering the Subleased Premises. In addition, Sublessee shall pay Sublessor holdover rent equal to one hundred fifty percent (150%) of Base Rent plus any Additional Rent payable hereunder for any period from the Expiration Date or such earlier termination date through the date Sublessee surrenders the Subleased Premises in the condition required hereunder.
7. Repairs:
A. Sublessor shall deliver each Phase of the Subleased Premises professionally deep cleaned (inclusive of carpets to the extent such carpets will not be removed by Sublessee as part of their initial improvements) and with the glass panels on top of existing workstations in such Phase removed (“Sublessor’s Work) and otherwise in their current as-is condition as of the date of this Sublease. The parties acknowledge and agree that Sublessee is subleasing the Subleased Premises on an “as is” basis, and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises or the Common Areas, except as set forth in this Sublease. Except as expressly provided in this Sublease, Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law. Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease. Sublessee shall maintain and repair the interior non¬structural portions of the Subleased Premises in a good, clean condition, normal wear and tear and damage from casualty or condemnation excepted, and otherwise in accordance with the Master
Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Lease, as incorporated herein. Sublessee shall, at its sole cost and expense, maintain a janitorial contract using Sublessor’s preferred vendor or such other vendor approved by Sublessor (which approval shall not be unreasonably withheld, conditioned or delayed) and with a scope of services at least equal to Sublessor’s janitorial scope of services as to typical office space in the Buildings. Subject to Sublessee’s obligations pursuant to this Sublease, Sublessor shall repair and maintain the Building Systems serving the Subleased Premises and the 120 Common Areas in accordance with the terms and conditions of the Master Lease.
B. Notwithstanding the foregoing, Sublessor represents and warrants to Sublessee that (i) the path of travel to the Subleased Premises conforms with the Americans with Disabilities Act accessibility standards in effect as of the date of this Sublease and (ii) the Building Systems (as defined in the Master Lease) serving the Subleased Premises shall be in good working condition as of the Commencement Date of this Sublease. Any claims by Sublessee under the preceding sentence shall be made in writing not later than December 31, 2019. In the event Sublessee fails to deliver a written claim to Sublessor with respect to such matters on or before such date, then Sublessor shall be conclusively deemed to have satisfied its obligations under this Paragraph 7.B.
8. Assignment and Subletting:
A. Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”), without the prior written consent of Sublessor and Master Lessor. A sale or other transfer of the Control of Sublessee (a “Change of Control”) shall constitute a Transfer requiring Sublessor’s consent hereunder, subject to Paragraph 8.B below. Any Transfer shall be subject to the terms of Section 14 of the Master Lease, as incorporated herein.
B. Notwithstanding anything to the contrary contained in this Paragraph 8, as between Sublessor and Sublessee only (and without limiting any consent of Master Lessor that may be required) (i) an assignment or subletting of all or a portion of the Subleased Premises to an affiliate of Sublessee (an entity which is controlled by, controls, or is under common control with, Sublessee) (an “Affiliate”), (ii) an assignment or sublease of all or any portion of the Subleased Premises to an entity which acquires all or a substantial portion of the assets or interests (partnership, stock or other) of Sublessee, (iii) an assignment or sublease of the Subleased Premises to an entity which is the resulting entity of a merger or consolidation of Sublessee, (iv) an assignment or sublease of the Subleased Premises to an entity which is the resulting entity of a reorganization of Sublessee or (v) a Change of Control (each, a “Permitted Transfer”), shall not be deemed a Transfer under this Paragraph 8, provided that (i) Sublessee notifies Sublessor of any such assignment or sublease and promptly supplies Sublessor with any documents or information requested by Sublessor regarding such assignment or sublease or such affiliate, (ii) such assignment or sublease is not a subterfuge by Sublessee to avoid its obligations under this Sublease or otherwise effectuate any “release” by Sublessee of such obligations, (iii) any such Permitted Transferee that is an assignee shall execute a written assumption of this Sublease such that it thereafter becomes directly liable under this Sublease for all obligations arising from and after the date of such assignment, (iv) the Permitted Transferee (or Sublessee following a Change of Control) shall have a tangible net worth (not including goodwill as an asset) computed in accordance with U.S. GAAP (“Net Worth”) at least equal to the Net Worth of Sublessee on the day immediately preceding the effective date of such Permitted Transfer and (v) if required, Sublessee shall have delivered to Sublessor a replacement Letter of Credit or an amendment to the existing Letter of Credit pursuant to the last sentence of this Paragraph. The transferee under a transfer specified in items (i), (ii), (iii), (iv) or (v) above shall be referred to as a “Permitted Transferee.” “Control,” as used in this Paragraph 8.B, shall mean (A) the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity, or (B) the power to direct or cause the direction of the management and policies of such entity. If Sublessee desires to engage in a Permitted Transfer without Sublessor’s consent as set forth above and its Net Worth is less than its Net Worth on the date of this Sublease, then, as a condition to Sublessee’s right to engage in such Permitted Transfer without Sublessor’s consent as set forth above, Sublessee must deliver to Sublessor a substitute Letter of Credit in the original amount of the Letter of Credit specified in Paragraph 5 above or an amendment to the existing Letter of Credit increasing the existing Letter of Credit to such amount, and, Sublessee’s failure to do so shall constitute an Event of Default under this Sublease.
9. Use: Sublessee may use the Subleased Premises only for general office and research and development (including a computer lab) uses consistent with a Class A office building. Sublessee shall not use, store, transport or dispose of any Hazardous Material in or about the Subleased Premises except in accordance with the terms of the Master Lease and with Sublessor’s prior written consent, which consent shall not be unreasonably withheld. Sublessee shall not do or permit anything to be done in or about the Subleased Premises which would (i) injure the Subleased Premises; or (ii) vibrate, shake, overload, or impair the efficient operation of the Subleased Premises or the sprinkler systems, heating, ventilating or air conditioning equipment, security stations, or utilities systems located therein or exceed any density requirement imposed by applicable law or this Sublease. Sublessee shall not store any materials, supplies, finished or unfinished products or articles of any nature outside of the Subleased Premises. For purposes of this Sublease and the Master Lease, Sublessee shall comply with all reasonable rules and regulations promulgated from time to time by Sublessor, any Association and Master Lessor and with all CC&Rs. Sublessee’s use of the electrical and systems infrastructure in support of its Server Room shall be subject to the specifications attached hereto as Exhibit E. In no event shall Sublessee occupy the Subleased Premises at a density greater than one (1) person per one hundred forty-five (145) rentable square feet. Subject to the applicable provisions of this Sublease and the Master Lease, as incorporated herein, Sublessee shall have access to the Subleased Premises twenty-four hours per day, seven days per week.
10. Effect of Conveyance: As used in this Sublease, the term “Sublessor” means the holder of the tenant’s interest under the Master Lease. In the event of any assignment, transfer or termination of the tenant’s interest under the Master Lease, which assignment, transfer or termination may occur at any time during the Term hereof in Sublessor’s sole discretion, Sublessor shall be and hereby is entirely relieved of all covenants and obligations of Sublessor hereunder accruing thereafter, and it shall be deemed and construed, without further agreement between the parties, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublessor hereunder. Sublessor shall transfer and deliver any security of Sublessee to the transferee of the tenant’s interest under the Master Lease, and thereupon Sublessor shall be discharged from any further liability with respect thereto.
11. Delivery and Acceptance: If Sublessor fails to deliver possession of any Phase of the Subleased Premises by the applicable Scheduled Commencement Dates set forth in Paragraph 3.A hereof for any reason whatsoever, then this Sublease shall not be void or voidable, nor shall Sublessor be liable to Sublessee for any loss or damage; provided, however, that in such event, Rent shall abate with respect to the undelivered Phase of the Subleased Premises until Sublessor delivers possession of such Phase of the Subleased Premises to Sublessee. By taking possession of the Subleased Premises, Sublessee conclusively shall be deemed to have accepted the Subleased Premises in their as-is, then-existing condition, without any warranty whatsoever of Sublessor with respect thereto. Notwithstanding the foregoing, (i) if Sublessor fails to deliver early exclusive access to the Phase I Premises and the Phase II Premises as set forth in Paragraph 3.B(2) above on or before June 1, 2019, then this Sublease shall not be void or voidable, nor shall Sublessor be liable to Sublessee for any loss or damage; provided, however, that in such event, the Commencement Date with respect to the Phase I Premises shall be delayed by one (1) day for each day of such delay in delivery of early access beyond June 1, 2019, (ii) if Sublessor fails to deliver early exclusive access to the Phase I Premises and the Phase II Premises as set forth in Paragraph 3.B(2) above on or before August 1, 2019 for any reason other than Force Majeure, then this Sublease shall not be void or voidable, nor shall Sublessor be liable to Sublessee for any loss or damage; provided, however, that in such event, the Commencement Date with respect to the Phase I Premises shall be delayed by two (2) days for each day of such delay in delivery of early access beyond August 1, 2019 for any reason other than Force Majeure and (iii) if Sublessor fails to deliver early exclusive access to the Phase I Premises and the Phase II Premises as set forth in Paragraph 3.B(2) on or before January 1, 2020 for any reason other than Force Majeure, then Sublessor shall not be liable to Sublessee for any loss or damage; provided, however, that in such event, Sublessee shall have the right to terminate this Sublease by delivery of written notice of such termination to Sublessor on or before the earlier of (x) the delivery of such exclusive possession of the Phase 1 Premises and the Phase II Premises or (y) January 10, 2020, and, if Sublessee fails to exercise such termination right as aforesaid, then the provisions of clause (ii) of this sentence shall immediately cease. Upon any termination of this Sublease by Sublessee in accordance with this Paragraph, Sublessor shall return to Sublessee its payment of the first month’s Rent paid by Sublessee pursuant to Paragraph 4 hereof and any remaining proceeds of the Letter of Credit.
12. Improvements: No Alterations or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of both Master Lessor and Sublessor. Sublessee shall obtain the prior written approval of Master Lessor and Sublessor to (i) all architects, contractors, subcontractors and other vendors engaged by or for Sublessee in connection with the performance of any Alterations, including, without limitation, any repairs, maintenance and replacements and (ii) all plans, specifications and permits related to all Alterations. Furthermore, Sublessor may, by written notice to given at the time Sublessor provides consent to any Alterations, require Sublessee, at Sublessee’s expense, to remove any such Alterations or improvements made by or on behalf of Sublessee, and to repair any damage to the Subleased Premises caused by such removal and return the affected portion of the Subleased Premises to the condition existing prior to such installation; provided, however, that Sublessor shall not require Sublessee to remove the Proposed Initial Improvements (as defined in Exhibit D of this Sublease).
13. Insurance; Waiver of Subrogation: Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost and expense, during the Term the insurance required to be carried by Sublessor, as “Tenant” under the Master Lease with respect to the Subleased Premises. Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy. The release and waiver of subrogation set forth in Section 10.3.4 of the Master Lease, as incorporated herein, shall be binding on the parties and shall apply between the parties notwithstanding anything to the contrary herein.
14. Default: Sublessee shall be in material default of its obligations under this Sublease upon the occurrence of any of the events set forth in Section 19.1 of the Master Lease, as incorporated herein (each, an “Event of Default”). Upon the occurrence of an Event of Default by Sublessee, Sublessor shall have all remedies provided pursuant to 19.2 of the Master Lease, as incorporated herein, and by applicable Laws.

15. Surrender: Prior to expiration of this Sublease, Sublessee shall remove all of its trade fixtures and shall surrender the Subleased Premises to Sublessor in the condition required under the Master Lease; provided, however, that (i) Sublessee shall be required to remove any Alterations designated for removal pursuant to Paragraph 12 above, but Sublessor shall not require Sublessee to remove the Proposed Initial Improvements, (ii) Sublessee shall not be required to remove any alterations or improvements existing in each Phase of the Subleased Premises as of the Commencement Date as to such Phase of the Subleased Premises, (iii) unless waived by Sublessor, Sublessee shall be required to remove all data and telecommunications lines in the Subleased Premises and (iv) Sublessee shall remove all of its signage and shall repair and restore any damage caused by the installation or removal of such signage. If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all liabilities Sublessor incurs as a result thereof, including costs incurred by Sublessor in returning the Subleased Premises to the required condition, plus interest thereon at the rate set forth in Section 25 of the Master Lease, as incorporated herein (the “Interest Rate”).
16. Broker: Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen other than Cushman & Wakefield U.S., Inc., representing Sublessor, and Newmark Knight Frank, representing Sublessee, in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder.
17. Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below its signature at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.
18. Miscellaneous: Sublessee and Sublessor each represent and warrant to the other that each person executing this Sublease on behalf of such party is duly authorized to execute and deliver this Sublease on behalf of that party. Sublessor has not had an inspection of the Premises performed by a Certified Access Specialist as described in California Civil Code § 1938. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease. When Sublessor’s consent is required under this Sublease (including the Work Letter attached hereto as Exhibit D) and Master Lessor’s consent is also required, if no standard for Sublessee’s consent is expressly stated in this

Sublease, then such consent of Sublessor shall not be unreasonably withheld, conditioned or delatyed so long as Master Lessor’s consent is either given or waived by Master Lessor.
19. Other Sublease Terms:
A. Incorporation by Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to the “Premises” shall be deemed a reference to the “Subleased Premises” and each reference to the “Tenant Improvements” shall be deemed a reference to the “Sublessee Improvements”; (iii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (iv) with respect to work, services, repairs, restoration, insurance, indemnities (except for the indemnity by Sublessor pursuant to Section 10.1 of the Master Lease, as incorporated herein), representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor’s reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor’s performance; (v) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults, two (2) fewer days if the Master Lease provides five (5) or fewer days to perform the obligation or cure the default and one (1) fewer business day if the Master Lease provides for three (3) or fewer business days to perform the obligation or cure the default; (vi) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from both Master Lessor and Sublessor, and the approval of Sublessor may be withheld if Master Lessor’s consent is not obtained; (vii) in any case where the “Landlord” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be deemed to be for the benefit of both Master Lessor and Sublessor; (viii) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to cover, and run from Sublessee to, both Master Lessor and Sublessor; (ix) in any case where “Tenant” is to execute and deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (x) all payments shall be made to Sublessor; (xi) Sublessee shall pay all consent and review fees set forth in the Master Lease to each of Master Lessor and Sublessor; (xii) Sublessee shall not have the right to terminate this Sublease due to casualty or condemnation unless Sublessor has such right under the Master Lease the proportion of Sublessee’s Rent abated in connection with a casualty and condemnation shall not exceed the proportion of Sublessor’s rent actually abated under the Master Lease with respect to the Subleased Premises (as an example only, if Sublessor is entitled to receive an abatement of 50% of the rent payable under the Master Lease with respect to the Subleased Premises, then Sublessee shall be entitled to receive an abatement of 50% of the Rent payable under this Sublease for such period); (xiii) fifty percent (50%) of all “profit” under subleases and assignments remaining after Master Lessor has received its share of such “profit” shall be paid to Sublessor; and (xiv) Sublessor’s obligations under Section 4.3 are limited to forwarding statements and refunds provided by Master Lessor.
Notwithstanding the foregoing, the following provisions of the Master Lease shall not be incorporated herein: Summary of Basic Lease Information Items 1, 2.2, 3, 4, 5, 6, 7, 8, 9 and 11,

Sections 1.1.1, 1.1.2 (the first sentence only), 1.1.3 (except the third and fourth sentences), 1.2, 1.4, 2, 3, 4, 5.1 (the second sentence only), 5.3 (the last sentence only), 5.4, 5.5, 5.6, 6.1, 6.2 (the fourth sentence only), 7.1 (first sentence and penultimate sentence only), 7.3, 7.4, 8.4, 8.5 (last sentence only), 14.2 (third sentence only), 14.2.3 (text following the phrase, “provided, that” only), 14.5, 14.7, 16 (references to holdover rates and last sentence only), 18 (the second clause of the first sentence, the second sentence, the third sentence, and the last sentence only), 23.1, 23.2, 23.2, 23.4, 23.5, 23.6, 24 (clause (iii) of the second sentence and the second grammatical paragraph only), 28, 29.6, 29.13 (first sentence), 29.17, 29.23, 29.31.2 (the first sentence and the last sentence only), 29.31.5 (the second sentence only), 29.36 (definition of Rooftop Equipment only, which definition shall be deemed to be replaced by the rooftop equipment permitted by Paragraph 30 below), 29.37, 29.38, 31, and Exhibits B, C, F and G. In addition, notwithstanding subpart (iii) above, references in the following provisions to “Landlord” shall mean Master Lessor only: Sections 1.1.3 (third and fourth sentences only), 1.3, 7.2, 10.7, 11.1, 11.2 and 13.
B. Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease which are incorporated hereunder; and (ii) to perform all the obligations on the part of the “Tenant” to be performed with respect to the Subleased Premises under the terms of the Master Lease during the Term of this Sublease which are incorporated hereunder, except as otherwise set forth in the Sublease. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination without any liability of Sublessor to Sublessee. Notwithstanding the foregoing, Sublessor shall not, without Sublessee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) enter into an agreement to terminate the Master Lease as to the Subleased Premises (unless Master Lessor agrees to recognize this Sublease as a direct lease with Sublessee upon such termination), except in connection with Sublessor’s exercise of any termination right under the Master Lease in connection with a casualty or condemnation, or (ii) amend any provisions of the Master Lease in a manner that would materially adversely affect Sublessee’s use or occupancy of the Subleased Premises or materially increase Sublessee’s liability hereunder. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail.
20. Conditions Precedent: This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor. Unless waived by Sublessee (which waiver shall be deemed to have been made upon Sublessee’s and Sublessor’s execution of Master Lessor’s consent form), such consent shall provide that Master Lessor approves Sublessee’s right to install the Exterior 237 Sign (defined below), subject to Master Lessor’s approval of the design and specifications thereof and all applicable terms of the Master Lease and this Sublease. Sublessor shall pay all consent and review fees set forth in the Master Lease for Master Lessor’s consent to the subletting hereunder (but Sublessee shall be responsible for any fees relating to its proposed alterations). If Sublessor fails to obtain Master Lessor’s consent within sixty (60) days after execution of this Sublease by Sublessor, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof prior to the date such consent is received, and Sublessor shall return to Sublessee its payment of the first month’s Rent paid by Sublessee pursuant to Paragraph 4 hereof and the Letter of Credit.
21. Termination; Recapture: Notwithstanding anything to the contrary herein, Sublessee acknowledges that, under the Master Lease, both Master Lessor and Sublessor have certain termination and recapture rights in Articles 11 and 13. Nothing herein shall prohibit Master Lessor or Sublessor from exercising any such rights and neither Master Lessor nor Sublessor shall have any liability to Sublessee as a result thereof. In the event Master Lessor or Sublessor exercise any such termination or recapture rights, this Sublease shall terminate without any liability to Master Lessor or Sublessor.
22. Intentionally Omitted.
23. Furniture, Fixtures and Equipment: Sublessee shall have the right to use during the Term the office furnishings within the Subleased Premises (the “Furniture”) at no additional cost to Sublessee. Sublessor shall remove the Furniture that Sublessee does not require at Sublessor’s sole cost, provided, however, that Sublessee shall provide written notice specifying such Furniture requiring removal prior to the date which is forty-five (45) days after the applicable Commencement Date, and, following such removal, the term “Furniture” shall no longer include such removed items. Sublessor and Sublessee shall prepare an inventory of the Furniture in each Phase of the Subleased Premises not later than sixty (60) days after the Commencement Date of each such Phase and those inventories shall be attached hereto as Exhibit C. The Furniture is provided in its “AS IS, WHERE IS” condition as of the date of this Sublease, without representation or warranty whatsoever. Sublessee shall insure the Furniture under the property insurance policy required under the Master Lease, as incorporated herein, and pay all taxes with respect to the Furniture. Sublessee shall maintain the Furniture in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring during the Term. Sublessee shall surrender the Furniture to Sublessor upon the termination of this Sublease in the same condition as exists as of the Commencement Date, reasonable wear and tear excepted.
24. Parking: Sublessee shall, at no additional cost unless required by a government agency, CC&Rs or applicable law, have the non-exclusive right to use unreserved parking in the Project Parking Facility not to exceed the ratio of 3.2 spaces per 1,000 rentable square feet of the Subleased Premises, which upon the Commencement Date of the Phase I Premises shall be 221 parking spaces. All such parking shall be located within the Project Parking Facility. Sublessor shall cause 5 of such spaces to consist of dedicated visitor spaces in the exterior parking lot immediately adjacent to the 120 Premises. Parking shall be in accordance with the provisions of Section 28 of the Master Lease.
25. Signage:
A. Subject to Sublessor’s and Master Lessor’s consent (which consent of Sublessor shall not be unreasonably withheld, conditioned or delayed) and the requirements of the Master Lease, CC&Rs and applicable law, Sublessee may install Sublessee’s name and logo in a location reasonably approved by Sublessor (i) on the building top of the 120 Premises facing Highway 237 (the “Exterior 237 Sign”), (ii) on the monument sign for the 120 Premises located on Holger Way, (iii) at the exterior ground floor lobby entrance, (iv) in the interior ground floor lobby, (v) on the interior ground floor lobby directory, (vi) in the elevator vestibule lobby and (vii) at the suite entry on each floor of the Subleased Premises. In addition, subject to Sublessor’s and Master Lessor’s consent (which consent of Sublessor shall not be unreasonably withheld, conditioned or delayed) and the requirements of the Master Lease, CC&Rs and applicable law, Sublessee may install minor exterior directional signage in a mutually agreed upon location at the exterior of the 120 Premises. Any and all costs associated with the foregoing (including costs of obtaining consent) shall be the responsibility of Sublessee. Sublessee shall comply with all signage specifications and all conditions of installing and removing signage included in the Master Lease.

B. Each such signs shall: (i) be installed, maintained, and removed at Sublessee’s sole cost and expense and (ii) comply with applicable law, the Master Lease and all CC&Rs. Sublessee’s rights under this Paragraph 29 shall be subject to (1) applicable zoning requirements and other applicable law, and (2) Sublessee obtaining and maintaining all necessary permits and approvals to install, maintain and operate such signs, including, without limitation, Master Lessor consent (the “Signage Approvals”). Nothing in this Sublease shall be deemed to constitute any assurance or guarantee on the part of Sublessor that Sublessee may be able to, or will, obtain the Signage Approvals. Without limiting the foregoing, Sublessor and Master
Lessor shall have the right to approve the size, locations, materials, lighting (if any), manner of installation and other specifications related to Sublessee’s signs, all of which shall be set forth on detailed installation plans submitted by Sublessee for review and approval by Sublessor and Master Lessor, which approval of Sublessor shall not be unreasonably withheld, conditioned or delayed. Sublessee shall, at Sublessee’s sole cost and expense, maintain its signs in good condition throughout the Term, and on or before the expiration or prior termination of the Term, Sublessee shall remove its signs and shall repair any damage caused by the installation or removal of its signs. Sublessor reserves the right to install signage for itself and other subtenants and occupants of the Buildings in such other interior and exterior areas of the Buildings as Sublessor from time to time determines in its sole and absolute discretion, subject to Sublessee’s rights under this Paragraph 25. Sublessee’s rights under this Paragraph 25 shall be personal to the original Sublessee named in this Sublease (the “Original Sublessee”) and shall not be exercised by any licensee, subtenant, occupant or assignee (other than a Permitted Transferee) and shall be terminated upon any sublease of more than fifty percent (50%) of the Subleased Premises (other than to a Permitted Transferee) or assignment of this Sublease or the Subleased Premises (other than to a Permitted Transferee); provided, that, subject to the applicable provisions of this Paragraph 25, Sublessee shall have the right to identify its sub-subtenants in the interior ground floor lobby directory and to install a sign identifying the name and logo of its sub-subtenants at each such sub-subtenant’s suite entry.
26. Option to Extend:
A. Option Right: Sublessor hereby grants Sublessee two (2) options (the “Extension Options”) to extend the initial Term of this Sublease for the entire Subleased Premises each for a period of approximately one (1) year commencing on the day following the last day of the then existing Term (each an “Option Term”), which Extension Options shall be exercisable only by written Exercise Notice (as defined below) delivered by Sublessee to Sublessor as provided below. Upon the proper exercise of such Extension Option, the Term shall be extended for the respective Option Term.
B. Option Rent: The Base Rent payable by Sublessee during the Option Term (the "Option Rent") shall be equal to the amount that is a [***] increase to the Base Rent payable by Sublessee during the last month of the then existing Term.
C. Exercise of Option: The Extension Options shall be exercised by Sublessee, if at all, only in the following manner: Sublessee shall deliver written notice (the "Exercise Notice") to Sublessor not more than twelve (12) months nor less than six (6) months prior to the expiration of then existing Term stating that Sublessee irrevocably exercises its Extension Option. Sublessee’s failure to deliver the Exercise Notices as set forth above shall be deemed to constitute Sublessee’s
Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

waiver of its Extension Option hereunder, in which event Sublessee’s respective Extension Option shall be null and void and Sublessor shall have no further liability to Sublessee under this Paragraph 26.
D. Suspension of Extension Option. Notwithstanding anything in the foregoing to the contrary, at Sublessor’s option, and in addition to all of Sublessor’s remedies under this Sublease, at law or in equity, the Extension Options hereinabove granted to Sublessee shall not be deemed to be properly exercised if, as of the date Sublessee delivers the respective Exercise Notice or as of the end of the then existing Term, Sublessee is in monetary default or material non-monetary default under this Sublease. In addition, Sublessee’s Extension Options are personal to the Original Sublessee, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the Original Sublessee (other than a Permitted Transferee), and shall only be available to and exercisable by the Sublessee or a Permitted Transferee when the Original Sublessee or such Permitted Transferee is in actual and physical possession of the entire Subleased Premises.
27. Expansion Option: Sublessee shall be permitted to accelerate the Commencement Date as to each Phase of the Subleased Premises at the then current Base Rent under this Sublease in affect at such time, provided that such Phase is not being occupied, subleased, licensed or otherwise used by Sublessor in accordance with this Sublease and Sublessor has no intention to use, license or sublease such Phase prior to the scheduled Commencement Date for such Phase set forth in Paragraph 3.A above. If a Commencement Date as to a Phase is accelerated in accordance with the foregoing, Sublessor shall be permitted to require Sublessee to enter into an amendment of this Sublease to amend the Base Rent schedule in Paragraph 4.A and other applicable provisions of this Sublease herein to reflect such acceleration. If, during the Term, Sublessor elects to sublease to an unaffiliated third-party all or any portion of the Phase III Premises or Phase IV Premises (the “ROFR Space”), Sublessee shall have the right of first refusal to accelerate the Commencement Date of this Sublease as to such ROFR Space in accordance with the terms of this Paragraph. On a receipt of any bona fide third party offer with respect to the ROFR Space that Sublessor intends to accept (the “Third Party Offer”), Sublessor shall deliver to Sublessee notice that Sublessor intends to accept such offer (the “Offer Notice”). Sublessee shall have seven (7) business days after Sublessor’s delivery of the Offer Notice to deliver written notice to Sublessor of Sublessee’s election to accelerate the Commencement Date as to such ROFR Space identified in the Offer Notice to the commencement date specified in the Third Party Offer. Failure by Sublessee to timely deliver a notice to Sublessor shall constitute a refusal. Upon such refusal, Sublessee shall be free to sublease the ROFR Space described in the Third Party Offer to the party making the Third Party Offer or any other party on any terms and conditions that Sublessor elects and thereafter Sublessee shall have no further right of first refusal with respect to such ROFR Space; provided, however, such refusal shall not affect Sublessee’s right and obligation to add the ROFR Space to the Subleased Premises on the applicable Commencement Date for such Phase.
28. Sublessor Representations: Sublessor represents and warrants to Sublessee that: (i) the Master Lease is in full force and effect, and to Sublessor’s knowledge there exists under the Master Lease no default or event of default by either Master Lessor or Sublessor, nor, to Sublessor’s knowledge, has there occurred any event which, with the giving of notice or the passage of time or both, could constitute such a default or event of default, (ii) except as redacted, the copy of the Master Lease attached hereto is a true, correct and complete copy thereof, (iii) to Sublessor’s knowledge, there are no pending or threatened actions, suits or proceedings before any court or administrative agency against Sublessor that could, in the aggregate, materially adversely affect the Subleased Premises or the Sublease.

29. Counterparts/Electronic Signatures: This Sublease may be executed in one (1) or more counterparts each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. Signature copies may be detached from the counterparts and attached to a single copy of this Sublease physically to form one (1) document. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or in PDF is as effective as executing and delivering this Sublease in the presence of the other parties to this Sublease.
30. Rooftop Equipment. Subject to Master Lessor’s consent and the provisions of Section 29.36 of the Master Lease, as incorporated herein, Sublessee shall have the right, at its sole cost and expense, to install a satellite dish, antenna or similar item on the roof of the 120 Building in a location approved by Sublessor and Master Lessor.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:
MICRON TECHNOLOGY, INC.,
a Delaware corporation
By:
Name:
Its:
Address:
8000 S. Federal Way
Boise. ID 83707
Attention: General Counsel
With a copy to:
8000 S. Federal Way
Boise, ID 83707
Attention: Director of Global Real Estate

SUBLESSEE:
ZSCALER, INC.,
a Delaware corporation
By: /s/Remo E. Canessa
Name: Remo E. Canessa
Its:
Address:
Prior to the Commencement Date:
110 Rose Orchard Way
San Jose, CA 95134
Attention: Chief Legal Officer
After the Commencement Date:
120 Holger Way
San Jose, CA 95134
Attention: Chief Legal Officer

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:
MICRON TECHNOLOGY, INC.,
a Delaware corporation
By: /s/Stefan Guth
Name: Stefan Guth
Its: CVP, Chief Procurement Officer
Address:
8000 S. Federal Way
Boise. ID 83707
Attention: General Counsel
With a copy to:
8000 S. Federal Way
Boise, ID 83707
Attention: Director of Global Real Estate

SUBLESSEE:
ZSCALER, INC.,
a Delaware corporation
By:
Name:
Its:
Address:
Prior to the Commencement Date:
110 Rose Orchard Way
San Jose, CA 95134
Attention: Chief Legal Officer
After the Commencement Date:
120 Holger Way
San Jose, CA 95134
Attention: Chief Legal Officer

EXHIBIT A
MASTER LEASE

EXHIBIT B
SUBLEASED PREMISES
[***]

____________________________________________
Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT C
FURNITURE
[To be added post-execution per Sublease]

EXHIBIT D
WORK LETTER
This Exhibit D (referred to herein as the “Work Letter”) forms a part of that certain Sublease Agreement (the “Sublease”) by and between Micron Technology, Inc., as Sublessor, and Zscaler, Inc., as Sublessee, to which this Work Letter is attached. All defined terms referred to in this Work Letter shall have the same meaning as defined in the Sublease to which this Work Letter is a part, except where expressly defined to the contrary.
2.Sublessee’s Improvements. Subject to Master Lessor’s and Sublessor’s prior written consent and the applicable provisions of the Master Lease and the Sublease, Subtenant may construct or perform, at Subtenant's sole cost and expense (except for Sublessor's payment of the Subtenant Improvement Allowance (as defined in Paragraph 4 below)), within the Subleased Premises those interior improvements (the “Sublessee Improvements”) shown on the Final Plans and Specifications (hereafter defined) approved by Sublessor and Master Lessor. Subject to Sublessee’s compliance with the terms and provisions with this Work Letter and the Sublease, Sublessor agrees that it shall not unreasonably withhold its consent to the following Sublessee improvements (the “Proposed Initial Improvements”): executive briefing center installation, network operation center installation, minor office reconfiguration, installation of an approximately 1,900 square foot server room on the fifth (5th) floor of the Subleased Premises (the “Server Room”), lobby enhancement on the seventh (7th) floor of the Subleased Premises, painting and other cosmetic improvements.
2. Plans and Specifications. Sublessee shall retain a reputable architect (“Architect”) to prepare architectural and engineering plans and specifications (“Plans and Specifications”) for the Sublessee Improvements. The Architect shall be subject to the prior written approval of Master Lessor and Sublessor, which approval of Sublessor shall not be unreasonably withheld, conditioned or delayed. Upon completion of the Plans and Specifications, Sublessee shall deliver the same to Master Lessor and Sublessor. The Plans and Specifications shall show with reasonable detail the proposed Sublessee Improvements and locations of all proposed partitions and doors and shall include a typical office plan which shows electrical and data/communication outlets and fixtures.
3. Contractor. Sublessee at its sole cost and expense shall employ a reputable general contractor (“Contractor”) to construct the Sublessee Improvements in accordance with the Plans and Specifications. The Contractor shall: (i) be a licensed general contractor in the State of California, (ii) be bonded, (iii) have substantial experience in the construction of improvements similar to the Sublessee Improvements, and (iv) be subject to the prior written approval of Master Lessor and Sublessor, which approval of Sublessor shall not be unreasonably withheld, conditioned or delayed.
4. Improvement Allowance. Sublessee shall pay for all Sublessee Improvements, except that Sublessor shall provide to Sublessee an allowance (the “Initial Improvement Allowance”) in the amount of up to [***] of the Subleased Premises (i.e., [***]. In addition, upon Sublessee’s completion of the Server Room, Sublessor shall reimburse to Sublessee the costs incurred by Sublessee to design and construct the Server Room up to [***] (the “Server Room Allowance”, and, together with the Initial Improvement Allowance, the “Sublessee Improvement Allowance”).

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The Sublessee Improvement Allowance may be used by Sublessee for any costs incurred by Sublessee in connection with the renovation, modernization, fit up, fixturization, signage and/or IT wiring of the Subleased Premises, including the design and construction of the Sublessee Improvements (the “Reimbursable Costs”); provided, that, the Server Room Allowance shall only be available for the costs to design and construct the Server Room. The Sublessee Improvement Allowance shall be paid in phases upon completion of the Sublessee Improvements in any Phase of the Subleased Premises and delivery to Sublessor of an invoice together with appropriate lien release documentation evidencing the full payment by Sublessee of all Reimbursable Costs for which Sublessee seeks reimbursement. Sublessor will make disbursements of the Sublessee Improvement Allowance within thirty (30) days after Sublessor's receipt of Sublessee's invoice and documentation; provided, however, to the extent that the total aggregate costs of the design and construction of the Sublessee Improvements and Reimbursable Costs is less than the Sublessee Improvement Allowance, Sublessor shall have no obligation to provide to Sublessee the portion of the Sublessee Improvement Allowance that exceeds such aggregate costs. In no event shall the Sublessee Improvement Allowance be available for costs other than the cost of the design and construction of the Sublessee Improvements and Reimbursable Costs or be applied as a credit against Rent under the Sublease.
5. Construction. The Sublessee Improvements shall be constructed in accordance with the approved Plans and Specifications and all applicable laws, in a good and workmanlike manner, free of defects and using new materials and equipment of good quality and in accordance with the applicable provisions of the Sublease and Master Lease. Sublessee shall be solely responsible for the construction, installation and completion of the Sublessee Improvements in accordance with the Plans and Specifications approved by Master Lessor and Sublessor and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Sublessor or Master Lessor, except for Sublessor's payment of the Sublessee Improvement Allowance. Notwithstanding anything to the contrary herein, if any appicable governmental authority conditions the approval and performance of the Proposed Initial Improvements (other than the improvements related to Sublessee’s Server Room) on the performance of modifications to the Building foundation, shell or roof or the Project Common Areas exterior to any Building in the Project, then Sublessor shall perform such modifications at its sole cost and expense; provided, that, any such modifications that are required due to Sublessee’s improvements related to its Server Room shall be performed at Sublessee’s sole cost and expense.

EXHIBIT E
SERVER ROOM INFRASTRUCTURE SPECIFICATIONS
Note: Under further analysis, but please include the following in the specifications:
•Condenser Water: 120 GPM
•Power: 320 amps at 480 volts taken from the bus duct using a 400 AMP bus duct tap